EXHIBIT 3.11

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                         DATED                    1996
                         -----------------------------


                                   PETER LEVIN


                                       AND


                                  MARJORIE MOE





                         ------------------------------
                                    GUARANTEE
                         ------------------------------





                            REF: 2990.19 22.4.96 (2)



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Date:                          1996

Parties:

1.       "The Guarantor":      PETER LEVIN of 10 Chesterfield Hill, London W1X
                               7RN

2.       "The Beneficiary":    MARJORIE MOE of 4 Mountain View Avenue,
                               Ridgefield, CT 06877 USA


WHEREAS:

(A) The Beneficiary has agreed to provide a loan facility to Display.It Limited (a company registered in England under number 3069667) ("the Company") under a Loan Agreement between the Beneficiary and the Company of even date herewith for a sum of US $210,000 with interest thereon of 10% per annum ("the Total Facility").

(B) As security for such loan facility, the Company has agreed to procure that the Guarantor enters into this Guarantee.


Operative provisions:

1.       Guarantee
         In consideration of the Beneficiary agreeing to provide the loan facilities and other accommodations to the Company referred to above, the Guarantor, as primary obligor, hereby unconditionally and irrevocably guarantees to the Beneficiary, the due payment and discharge of the Company's present and future indebtedness and other liabilities to the Beneficiary under the Loan Agreement, whether actual or contingent and of all interest, commission, charges and expenses payable in respect thereof ("the Indebtedness"). It is also agreed that the amount of the Indebtedness shall be reduced each time repayment or settlement is made of any part of the Total Facility by a sum equal to each such repayment or settlement.

2.       Demand
         If there is a shortfall such as specified in clause 1, the Guarantor shall pay to the Beneficiary on demand, without set-off or other deduction, an amount equal to the Indebtedness subject to clause 3.2. A certificate by the Beneficiary's officer of the Indebtedness shall be conclusive unless manifestly incorrect.

3.       Guarantor's liability
         3.1 As between the Beneficiary and the Guarantor but without affecting the Company's obligations, the Guarantor agrees that the Guarantor shall be liable under this



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               Guarantee as if the Guarantor were the principal obligor and not merely a surety and the Guarantor shall not be discharged nor shall the Guarantor's liability be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise discharge the Guarantor or affect the Guarantor's liability if the Guarantor were the principal obligor including:

               3.1.1 any time, indulgence, waiver or consent at any time given to the Company by the Beneficiary;

               3.1.2 any other security or other guarantee or indemnity given in connection with this Guarantee;

               3.1.3 the making or absence of any demand on the Company or any other persons for payment;

               3.1.4 the illegality, the invalidity or unenforceability of or any defect in any provision of this Guarantee or any of the Company's obligations in respect of the Indebtedness;

               3.1.5 the Guarantor not having notice of any neglect or omission on the part of the Company to make payment.;

               3.1.6 the Beneficiary having any outstanding remedy against the Company to make payment.

         3.2   This Guarantee shall:

               3.2.1 be a continuing guarantee, and will not be discharged by any intermediate settlement of any part of the Indebtedness;

               3.2.2 remain in effect until the Indebtedness is discharged in full in which event this Guarantee shall immediately terminate and be of no further effect; and

               3.2.3 enure to the benefit of the Beneficiary, its successors and assigns.

4.       Notice
         Any notice, demand or other communication to be given hereunder by either of the parties hereto shall be addressed to the parties at their respective addresses shown in this Agreement or such other address as the party shall previously have specified in writing to the other for such purpose and may be given in person or sent by first-class pre-paid post or airmail if overseas or facsimile transmission or telex and shall be deemed to have been served if hand delivered at the time of delivery or if posted at the expiration of forty-eight (48) hours or (in the case of airmail) seven days after the envelope containing the same was put into the post or if sent by facsimile or telex transmission at the end of the transmission provided that if



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         the original communication is not transmitted between the hours of 9:00 am to 6:00 pm on a day when banks are open for business in London then on the next such day at 9:00 am.

5.       Law and Jurisdiction
         This Guarantee is governed by and shall be construed in accordance with English law and the parties hereto hereby submit to the non-exclusive jurisdiction of the English courts.


IN WITNESS WHEREOF this Guarantee has been executed as a Deed by the parties hereto and delivered the day and year first before written.


Signed as a Deed by PETER LEVIN in the           )
presence of:                                     )


Witness:  signature_________________

Name:  _____________________________

Address:  __________________________


Occupation:  _______________________




Signed as a DEED by MARJORIE MOE in              )
the presence of:                                 )


Witness:  signature_________________

Name:  _____________________________

Address:  __________________________


Occupation:  _______________________